Exhibit 99.1

FOR MORE INFORMATION:  Michael R. Cox

Phone   765.497.5829

mcox@bioanalytical.com

Bioanalytical Systems, Inc. Reports 36% Revenue Increase, Profit

for Second Quarter Fiscal 2006

WEST LAFAYETTE, Ind., May 10, 2006 —  Bioanalytical Systems, Inc. (Nasdaq:BASI) today reported financial results for its second fiscal quarter and six months ended March 31, 2006.

Revenue for the second fiscal quarter increased 36% to $12.4 million compared to $9.1 million for the second fiscal quarter of the prior year. The net income for the second fiscal quarter of 2006 was $538,000, or $0.11 per basic and diluted share, versus a net loss of $(896,000), or $(0.18) per basic and diluted share, for the second fiscal quarter of 2005. The gain in revenue was primarily the result of a 33% increase in service revenues. Over 50% of this increase in service revenues resulted from the delay of a significant laboratory contract in the first fiscal quarter of the current year, with the work being completed in the current fiscal quarter. Increased demand for the Company’s laboratory and toxicology services accounted for the remainder of the growth in service revenues. Product revenues increased 48%, returning to volumes experienced prior to fiscal 2005.

Cost of revenue for the current second quarter was $7.5 million, or 60% of revenue, compared to $6.7 million, or 74% of revenue in the same period last year. A portion of the increase in cost of revenue was the result of amortizing $145,000 of intangible costs related to 2003 acquisitions, as the Company changed its estimate of their useful lives. The net decrease in cost of revenue as a percentage of sales is the result of better utilization of the Company’s productive capacity.

General and administrative costs were $2.9 million for the quarter, an increase of $0.3 million over the second quarter of last year. This increase is attributable to increased administrative costs incurred in handling the higher volume of business and the expensing of stock options in the current year.

Revenue for the six months ended March 31, 2006 increased 19% to $22.3 million compared to $18.8 million for the similar period of the prior year. The net loss for the six months was $(178,000), or $(0.04) per basic and diluted share, versus a net loss of $(493,000), or $(0.10) per basic and diluted share, for the first six months of fiscal 2005. The increases in revenues were the result of a 19% increase in service revenues and a 17% increase in product revenues as a result of the same factors mentioned in the current quarter.

Cost of revenue for the current six months was $14.2 million, or 64% of revenue, compared to $12.8 million, or 68% of revenue in the same period last year. The higher margins experienced year-to-date is the result of higher capacity utilization compared to fiscal 2005.

The $1.2 million increase in general and administrative costs to a total of $5.8 million for the six months ended March 31, 2006 was the result of higher expenses in the Baltimore location, which was owned for a portion of the prior year but is being rented in the current year, coupled with the additional administrative demands created by a higher volume of services and product sales.

Peter T. Kissinger, Chairman and CEO said, “The cost cutting and refocusing announced early this year is just beginning to produce positive results for our shareholders. Nevertheless, I again caution that BASi is a research-driven business and quarterly results are not a reliable indicator at our present size. I am very pleased with the re-energized teams at all five laboratory sites, now united by our improved corporate IT infrastructure which has been long in coming.”

Bioanalytical Systems, Inc. is a pharmaceutical development company providing contract research services and monitoring instruments to the world’s leading drug development companies. BASi focuses on developing innovative services and products that increase efficiency and reduce costs associated with taking new drugs to market. Visit www.bioanalytical.com for more about BASi.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to the development of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the company’s filings with the Securities and Exchange Commission.

SEE ATTACHMENT FOR CONSOLIDATED STATEMENTS OF OPERATIONS

Bioanalytical Systems, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2006	2005	2006	2005

Service revenue	$10,053	$7,543	$17,592	$14,832
Product revenue	2,364	1,596	4,669	4,001
Total revenue	12,417	9,139	22,261	18,833

Cost of service revenue	6,758	6,056	12,622	11,271
Cost of product revenue	725	657	1,560	1,509
Total cost of revenue	7,483	6,713	14,182	12,780

Gross profit	4,934	2,426	8,079	6,053

Operating expenses:
Selling	680	626	1,413	1,202
Research and development	201	173	639	392
General and administrative	2,886	2,615	5,771	4,542
Total operating expenses	3,767	3,414	7,823	6,136

Operating income (loss)	1,167	(988)	256	(83)

Interest income	2	2	4	4
Interest expense	(249)	(257)	(508)	(532)
Other expense	——	(28)	——	(22)

Income (loss) before income taxes	921	(1,271)	(248)	(633)

Income taxes	383	(375)	(70)	(140)
Net income (loss)	$538	$(896)	$(178)	$(493)

Net income (loss) per share:
Basic	$0.11	$(0.18)	$(0.04)	$(0.10)
Diluted	$0.11	$(0.18)	$(0.04)	$(0.10)

Weighted common and common equivalent
shares outstanding:
Basic	4,875	4,870	4,873	4,870
Diluted	4,971	4,870	4,873	4,870